Exhibit 23.3
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
As independent petroleum engineers, we hereby consent to the inclusion of the information included or incorporated by reference in this amended Registration Statement Form S-1 with respect to the oil and gas reserves of Cygnus Oil and Gas Corporation, FKA Touchstone Resources USA Inc., as of July 5, 2006, which information has been included or incorporated by reference in this amended Registration Statement Form S-1 in reliance upon the reports of this firm and upon the authority of this firm as experts in petroleum engineering. We hereby further consent to all references to our firm included in this amended Registration Statement Form S-1.

PGH ENGINEERS, INC.
By:	/s/ C. Glenn Harrison, P.E.
C. Glenn Harrison, P.E.
Principal

Austin, Texas
July 5, 2006